Exhibit 23.2

CONSENT OF HASKELL & WHITE LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form S-1 of Aeolus Pharmaceuticals, Inc. of our report dated December 28, 2010 on the consolidated financial statements as of September 30, 2010 and for the years ended September 30, 2010 and 2009, which includes an explanatory paragraph relating to Aeolus Pharmaceuticals, Inc.’s ability to continue as a going concern.  We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ HASKELL & WHITE LLP

Irvine, California
May 14, 2012